EXHIBIT 99
December 28, 2007
Jack Parker, Chairman of the Board
Panhandle State Bank
Intermountain Community Bancorp
P0 Box 967
Sandpoint, ID 83864
RE:     Retirement
Dear Jack:
Please accept this letter as formal notice of my intention to retire from the boards of Panhandle State Bank and Intermountain Community Bancorp effective December 31, 2007.
My years as a director have been extremely rewarding and I am very proud to have been a part of this company from its inception as a small community bank to the successful, diverse and widely respected institution it has become today. I am also proud that we have retained our original founding vision and continue to function as an important and vital community partner in all the communities we serve.
The decision to retire at the end of the year was a difficult one to make. However, due to my extensive travel schedule and the resulting inability to attend certain board and committee meetings throughout the year, I feel it is the right decision and in the best interest of the company.
Jack, thank you for the guidance and leadership you have provided as chairman. I wish you and the rest of the board the best of luck and much success in the years ahead.
And Jack, let’s keep answering the phone, it’s been key to our success!
Respectfully,
Terry L. Merwin
Director
Corporate Secretary